______	No. of American Depositary Shares:
Number
Each representing One Share

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

DEPOSITED ORDINARY SHARES

Of

NORSK HYDRO ASA

(Incorporated under the laws of the Kingdom of Norway)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary (the "Depositary"), hereby certifies that _________________ is the owner of _______ American Depositary Shares ("American Depositary Shares"), representing deposited Ordinary Shares (AShares@) of NORSK HYDRO ASA, a company incorporated under the laws of The Kingdom of Norway (the "Company"). At the date hereof, each American Depositary Share represents one (1) Share (or evidence or rights to receive such Share) deposited under the Deposit Agreement (hereinafter defined) by (i) transfer to the account of the Depositary in the Company=s share registry on the Norwegian Verdipapirsentralen (the "VPS System") or (ii), if the Shares or rights to receive Shares are evidenced by certificates, by delivery at the principal Oslo office of DnB NOR Bank ASA or such other offices of the Depositary or its agents as may from time to time be appointed (collectively, the ACustodians@).

1  The Deposit Agreement. This American Depositary Receipt is one of an issue (the AReceipts@), all issued and to be issued upon the terms and conditions set forth in the Amended and Restated Deposit Agreement, dated as of October 1, 1987 as may be amended from time to time (the ADeposit Agreement@), by and among the Company, the Depositary and all record holders (AHolders@) from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and becomes bound by all the terms and provisions thereof and hereof. The Deposit Agreement sets forth the rights and obligations of Holders of Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of or in lieu of such Shares and held thereunder (such Shares, securities, property and cash are herein called the ADeposited Securities@). Copies of the Deposit Agreement and the Company=s Articles of Association are on file at the Corporate Trust Office of the Depositary and the office of the Custodian and at any other designated transfer offices. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement, as well as the Company=s Articles of Association and are qualified by and subject to the detailed provisions thereof, to which reference is hereby made. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities. Capitalized terms used herein that are not defined herein shall have the meanings assigned to them in the Deposit Agreement.

2  Surrender of Receipts and Withdrawal of Shares. Upon surrender at the Corporate Trust Office of the Depositary of this Receipt, and upon payment of the fee of the Depositary provided for in paragraph (6) on the face of this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Company=s Articles of Association and the Deposited Securities, the Holder hereof is entitled to the delivery, to such Holder or upon the order of such Holder, of the Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued. Delivery of such Deposited Securities may be made by (i) transfer to such Holder=s account or an account designated by such Holder in the Company=s share registry on the VPS System of the Shares or rights to receive Shares represented by such American Depositary Shares, or (ii) if the Shares or rights to receive Shares represented by such American Depositary Shares are evidenced by certificates or other documents of title or there is property other than Shares or Rights to receive Shares represented by such American Depositary Shares, the delivery of certificates (or other proper documents of title) in the name of the Holder hereof or as ordered by such Holder or by the delivery of certificates (or other proper documents of title) properly endorsed or accompanied by proper instruments of transfer. Such delivery will be made without unreasonable delay and, to the extent that property other than securities registered on the VPS System is represented by such American Depositary Shares, at the option of the Holder hereof, shall be made either at the office of any Custodian or at the Depositary=s Office (and the Depositary shall direct the Custodian to forward any certificates or other proper documents of titles for such property to the Depositary=s Office); provided that the forwarding of certificates or other documents of title for Shares or other Deposited Securities for such delivery at the Depositary=s Office shall be at the risk and expense of the Holder hereof. Notwithstanding any provision of the Deposit Agreement or this Receipt to the contrary, the Depositary may restrict withdrawals of Deposited Securities only for the reasons set forth in General Instruction I.A.(1) to Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

3  Transfers, Split-ups and Combinations; Limitations. This Receipt is transferable on the books of the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt at any designated transfer office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of the Company. This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as those evidenced by the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary or any Custodian may require payment of a sum sufficient to reimburse it for any tax or other governmental charge with respect thereto, any stock transfer or registration fees in effect for the registration of transfers of Shares generally on the share register of the Company and payment of any applicable fees as provided in paragraph (6) on the face of this Receipt, may require the production of any proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as the Depositary may establish consistent with the provisions of the Deposit Agreement.

The Depositary may refuse to execute and deliver Receipts, register the transfer of any Receipt, or make any distribution of, or related to, Deposited Securities until it or the Custodian has received such proof of citizenship, residence, exchange control approval, legal or beneficial ownership or other information as it may deem necessary or proper or as the Company reasonably may require by written request to the Depositary or the Custodian. The Depositary may issue Receipts against rights to receive Shares from the Company, or any Custodian, or any registrar, transfer agent, clearing agency or other entity recording Share ownership or transactions. The Depositary may issue Receipts against other rights to receive Shares (a Apre-release@) only if (x) such Receipts are fully collateralized (marked to market daily) with cash or U.S. government securities until such Shares are deposited, (y) the applicant for such Receipts represents in writing that it owns such Shares, has assigned all beneficial right, title and interest in such Shares to the Depositary, and shall not dispose of such Shares other than in satisfaction of the pre-release (no evidence of ownership is required or time of delivery specified) and (z) all such Receipts represent not more than 20% of all American Depositary Shares (excluding those evidenced by pre-released Receipts). Such collateral, but not the earnings thereon, shall be held for the benefit of the Holders. The Depositary may retain for its own account any compensation for the issuance of Receipts against such other rights to receive Shares, including without limitation earnings on the collateral securing such rights. Subject to the provisions of this paragraph (3) with respect to the issuance of Receipts against rights to receive shares, neither the Depositary nor the Custodian shall lend deposited Shares. The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended or withheld, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfer or the surrender of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary or the Company are closed or if any such action is deemed necessary or advisable by the Depositary or the Company (or the appointed agent of the Company for transfer and registration of Shares, which may but need not be the VPS System (the AShare Registrar@)) at any time or from time to time. Without limitation of the foregoing, the Depositary will not knowingly accept for Depositary under the Deposit Agreement any Shares that if sold by the holder thereof in the United States or its territories, would be required to be registered pursuant to the provisions of the United States Securities Act of 1933, as amended, unless a registration statement is in effect as to such Shares.

4  Liability of Holder for Taxes. If any tax or other governmental charge shall become payable by any Custodian or the Depositary with respect to this Receipt or any Deposited Securities underlying this Receipts, such tax or other governmental charge shall be payable by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration of transfer of this Receipt or any transfer and withdrawal of Deposited Securities underlying this Receipts until payment of such tax or other governmental charge is made, and may withhold any dividends or other cash distributions constituted Deposited Securities underlying this Receipt, or may sell for the account of the Holder hereof any part or all of the Deposited Securities underlying this Receipt, and may apply such cash or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency.

5  Warranties by Depositor. Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and any certificates therefor are validly issued, fully paid and nonassessable and that the person making such deposit is duly authorized so to do and that such Shares (a) are not Arestricted securities@ as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

6  Charges of Depositary. The Depositary will charge each person to whom Receipts are delivered against deposits, and the party surrendering Receipts for delivery of Deposited Securities, five United States dollars (Adollars@ or A$@) ($5.00) for each 100 American Depositary Shares (or portion thereof) evidenced by the Receipts issued or surrendered. The Company will pay other charges of the Depositary, with the exception of (i) taxes and other governmental charges, (ii) share transfer and registration fees on deposits of Shares and withdrawals of Deposited Securities, (iii) such cable, telex, facsimile transmission and delivery charges as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Shares or Holders of Receipts, and (iv) such expenses as are incurred by the Depositary in the conversion of foreign currency into dollars (which are reimbursable out of such foreign currency). The provisions in respect of these charges may be changed in the manner indicated on the reverse hereof.

7  Title to Receipts. It is a condition of this Receipts, and every successive Holder hereof by accepting or holding the same consents and agrees, that title to this Receipts (and to the American Depositary Shares evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided that the Company and the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes.

8  Validity of Receipt. This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless this Receipt shall have been executed by the Depositary by the manual signature of a duly authorized officer or, if a registrar for the Receipts shall have been appointed, by the manual signature of a duly authorized officer of such registrar.

9  Available Information. At the time of execution of the Deposit Agreement, the Company is subject to the information providing requirements of the United States Securities Exchange Act of 1934, as amended, and accordingly will provide certain information to the United States Securities and Exchange Commission. Such information and any reports or other information which the Company may at the time be required to provide to or file with the Commission may be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street N.E., Washington, D.C. 20549.

Dated:
JPMORGAN CHASE BANK, N.A., as Depositary

By:
Title

As of the date of this Receipt, the address of the Depositary's Office is 4 New York Plaza, New York, New York 10004.

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT=
(REVERSE OF RECEIPT)

1  Dividends and Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on the Deposited Securities, the Depositary will, if such cash dividend or distribution is received in a foreign currency and can in the judgment of the Depositary be converted on a reasonable basis into dollars transferable to the United States and subject to the provisions of the Deposit Agreement, convert such dividend or distribution into dollars (unless received in dollars) and distribute the amount thus received to the Holders of Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities evidenced by the Receipts held by them, respectively; provided that the amount distributed will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes. If in the judgment of the Depositary amounts received in foreign currency may not be converted on a reasonable basis into dollars transferable to the United States, or may not be so convertible for all of the Holders of Receipts entitled thereto, the Depositary may in its discretion make such conversion, if any, and distribution in dollars to the extent permissible to the Holders of Receipts entitled thereto and may distribute the balance of the foreign currency received and not so convertible by the Depositary to, or hold such balance for the account of, the Holders of Receipts entitled thereto for whom such conversion and distribution is not practicable. If in the opinion of the Depositary any distribution other than cash or Shares upon any Deposited Securities cannot be made proportionately among the Holders of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the distribution by the Depositary to the Holders of Receipts of the net proceeds of any such sale as in the case of a distribution received in cash. If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may with the Company=s approval, and shall if the Company shall so request, distribute to the Holders of outstanding Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities evidenced by Receipts held by them, respectively, additional Receipts for an aggregate number of American Depositary Shares corresponding to the number of Shares received as such dividend or free distribution. In lieu of delivering Receipts for fractional American Depositary Shares in the case of any such distribution, the Depositary shall sell the number of Shares corresponding to the aggregate of such fractions and distribute the net proceeds, converted into dollars if not in such dollars (if such conversion may in the judgment of the Depositary be achieved on a reasonable basis), to the Holders of Receipts entitled thereto. If additional Receipts are not so distributed (except pursuant to the preceding sentence) each American Depositary Share shall thenceforth also represent the right to receive the additional Shares distributed in respect of the Deposited Securities corresponding thereto. In the event that the Company shall offer or cause to be offered to the Holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall, after consultation with the Company, have discretion as to whether such rights are to be made available to the Holders of Receipts; provided that the Depositary will, if requested by the Company, either (a) make such rights available to the Holders of Receipts by means of warrants or otherwise, if lawful and feasible, or (b) if making such rights available is not lawful or not feasible, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, sell such rights or warrants or other instruments at public or private sale, at such place or places and upon such terms as the Depositary may deem proper, and allocate the proceeds of such sales for account of the Holders of Receipts otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise.

2  Record Dates. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued, with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall, after consultation with the Company, if the Company shall so request, fix a record date for the determination of the Holders of Receipts who shall be entitled to receive such dividend, distribution or the rights or net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

3  Voting of Deposited Securities. Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, the Depositary will mail to the Holders of Receipts a notice which will contain (a) a summary of such information as is contained in such notice of meeting, (b) a statement that the Holders of Receipts at the close of business on a specified record date will be entitled, subject to any applicable provisions of Norwegian law and the Articles of Association of the Company and of the Deposited Securities, to instruct the Depositary as to the exercise of voting rights, if any, pertaining to the amount of Deposited Securities represented by their respective American Depositary Shares and (c) a brief statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company. Upon the written request of a Holder of a Receipt or Receipts on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor insofar as practicable to vote or cause to be voted the number of Shares or other Deposited Securities underlying the American Depositary Shares evidenced by such Receipt or Receipts in accordance with any such nondiscretionary instructions. The Depositary agrees not to vote the Deposited Securities underlying this Receipt except in accordance with instructions from the Holder of such Receipt.

4  Changes Affecting Deposited Securities. Upon any change in par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary in exchange for, or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement; and the American Depositary Shares shall thenceforth represent the right to receive the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may with the Company=s approval, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend of Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts.

5  Reports, Inspection of Transfer Books. The Depositary will make available for inspection by Holders of Receipts at the Depositary=s Office and at any other designated transfer offices, any notices, reports and communications received from the Company which are both (a) received by the Depositary or its nominee or nominees as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also mail or make available to Holders of Receipts copies of such reports when furnished by the Company as provided in the Deposit Agreement. The Depositary will keep books, at its transfer office in New York City, for the registration of Receipts and their transfer which at all reasonable times will be open for inspection by the Holders and the Company; provided that such inspection shall not be for the purpose of communicating with Holders of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

6  Withholding. Notwithstanding any other provision of the Deposit Agreement, in the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes by public or private sale, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes to the Holders of Receipts entitled thereto.

7  Liability of the Company and the Depositary. Neither the Depositary nor the Company shall incur any liability to any Holder of this Receipt, if by reason of any provision of any present or future law of any country or of any other governmental authority, or by reason of any provision, present or future, of the Articles of Association of the Company or the Deposited Securities, or by reason of any act of God, war or other circumstance beyond their control, the Depositary or the Company will be prevented or forbidden from, or delayed in doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed. Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Holders of Receipts, except that they agree to use their best judgment and good faith in the performance of its obligations specifically set forth in the Deposit Agreement. Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense and liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company shall be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or for the effect of any such vote; provided that any such action or inaction is in good faith. Subject to the Company=s Articles of Association and Norwegian Law, the Depositary may own and deal in any class of securities of the Company and its affiliates and in Receipts. The Company has agreed to indemnify the Depositary and the Custodian against, and hold each of them harmless from, any liability or expense which may arise (a) out of acts performed or omitted in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified or supplemented from time to time, (i) by either the Depositary or any Custodian, except for any liability arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its agents or (b) out of the offer, sale or registration with the Commission of Receipts, American Depositary Shares or any Deposited Securities.

8  Resignation and Removal of Depositary; the Custodian. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by written notice of such removal effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time appoint a substitute or additional custodian or custodians approved by the Company, and the term ACustodian@ shall also refer to each such substitute.

9  Amendment of Deposit Agreement and Receipts. The form of the Receipts and the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. Any amendment which shall impose or increase any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs, and expenses of the Depositary in connection with conversion of foreign currency into U.S. dollars), or which shall otherwise prejudice any substantial existing right of Holders of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of three months after notice of such amendment shall have been given to the Holders of outstanding Receipts. Every Holder of a Receipt at the time any such amendment so becomes effective, if such Holder shall have been given such notice, shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement or the Receipt as amended thereby. In no event shall any amendment impair the right of the Holder hereof to surrender this Receipt and receive therefore the Deposited Securities represented hereby.

10  Termination of Deposit Agreement. The Depositary will at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 60 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement at any time 60 days after the Depositary shall have resigned, if a successor depositary shall not have been appointed and accepted its appointment. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to Deposited Securities, the sale of rights and the delivery of Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary. At any time after the expiration of two years from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, for the pro rata benefit of the Holders of Receipts not theretofore surrendered. Thereafter, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash.